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                                                                    EXHIBIT 23.5


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) of Simon Property Group, Inc. for the registration of shares and the Prospectus/Joint Proxy Statement, related to the proposed merger and to the incorporation by reference therein of our report dated February 14, 1996, except for Note 16, first paragraph, as to which the date is March 1, 1996, with respect to the consolidated financial statements and schedules of DeBartolo Realty Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                     /s/ Ernst & Young LLP

New York, New York
June 21, 1996